EXHIBIT 99.1

American River Bank Opens its Second Loan Production Office in the San Francisco Bay Area

SACRAMENTO, CA, January 9, 2014 – American River Bank, a subsidiary of American River Bankshares [NASDAQ-GS: AMRB], announced today that Art Martinez has joined the company as Vice President, Relationship Manager for its new Loan Production Office in Pleasanton.

The decision to open a Loan Production Office was made based on positive traction from the San Jose Loan Production Office, which opened March 2013 and is currently seeking qualified candidates for a Relationship Manager position. The city of Pleasanton was selected for its central location in the East Bay that allows American River Bank to serve businesses along the 680 Corridor.

“Expanding into the East Bay is a natural progression for American River Bank as we continue to grow our presence in the Bay Area,” said Erica Fernandez, SVP, Commercial Banking Manager at American River Bank. “We are confident that businesses in the area can benefit from our business banking expertise, small business lending solutions and exceptional client experience.”

Mr. Martinez will be responsible for managing the relationships of current and prospective business clients in the East Bay and providing a variety of financing options to meet the specific needs of businesses and professionals in the community.

“Art’s sincere approach with clients and his ability to offer meaningful suggestions based on his vast business banking expertise makes him an ideal fit for American River Bank,” said David Taber, President and CEO of American River Bank.

Mr. Martinez has over 30 years of industry experience and comes to the Bank from Bank of America, where he served as a SVP, Small Business Banking Manager. He specializes in commercial lending, financial analysis, sales, and marketing.

About American River Bank

American River Bank, a subsidiary of American River Bankshares [NASDAQ-GS: AMRB], is a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

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